(h)(3)(G)(ii)

FIRST AMENDMENT TO INVESTMENT COMPANY INSTITUTE

FEE ALLOCATION AGREEMENT

This first amendment, effective as of January 1, 2006, amends the Investment Company Institute Fee Allocation Agreement (the "Agreement'), dated as of March 24, 2004, by and among the ING Funds listed on Amended Schedule A (each a "Fund," collectively the "Funds") each acting on its own behalf, and on behalf of its series, and ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company (together, the "Managers").

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2006.

NOW, THEREFORE, the parties agree as follows:

1.Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 1. Allocation of ICI Fees

The Managers will pay sixty percent (60%) of the ICI Fees attributable to Funds. The amount allocated to the Managers will be based upon the Funds' respective net assets under management.

Each Fund will pay a pro rata portion of the remaining forty percent (40%) of the ICI Fees attributable to the Funds based upon the percentage of each Fund's net assets under management.

2.In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the date and year first above written.

ING INVESTMENTS, LLC		DIRECTED SERVICES, INC.
	/s/ Todd Modic		/s/ Alyce Shaw
By:	Todd Modic	By:	Alyce Shaw
	Senior Vice President		Vice President

ON BEHALF OF ALL FUNDS SET FORTH ON SCHEDULE A

ING LIFE INSURANCE AND ANNUITY COMPANY

____/s/ Robert S. Naka	____/s/ Laurie M. Tillinghast
By: Robert S. Naka	By: Laurie M. Tillinghast
Senior Vice President	Vice President

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